UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

InsPro Technologies Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INSPRO TECHNOLOGIES CORPORATION

1510 Chester Pike, Suite 400

Eddystone, Pennsylvania 19022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 15, 2018

To our stockholders:

NOTICE HEREBY IS GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of InsPro Technologies Corporation (the “Company”) will be held at the Company’s offices located at 1510 Chester Pike, Suite 400, Eddystone, Pennsylvania 19022, on Wednesday, August 15, 2018, at 10:00 a.m., Philadelphia, Pennsylvania time, for the following purposes:

1)	to elect ten directors;

2)	to ratify the appointment of Assurance Dimensions, Inc. as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018;

3)	To vote upon an amendment to the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), to increase the number of authorized shares of common stock from 500,000,000 shares to 750,000,000; and

4)	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on July 3, 2018, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

To attend the Annual Meeting you must present a valid, government issued photo identification (such as a driver’s license or a passport) and demonstrate that you were a stockholder of the Company as of the close of business on July 3, 2018, or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of July 3, 2018, such as a brokerage account statement showing your ownership on that date or similar evidence of such ownership. Only stockholders who own common or preferred stock of the Company, or hold a valid proxy, as of the close of business on July 3, 2018 will be permitted to attend the Annual Meeting.

By Order of the Board of Directors,

Donald R. Caldwell
Chairman of the Board of Directors

July 11, 2018

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.

INSPRO TECHNOLOGIES CORPORATION

1510 Chester Pike, Suite 400

Eddystone, Pennsylvania 19022

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of InsPro Technologies Corporation, a Delaware corporation (the “Company,” “we,” “us” or “our”), in connection with the solicitation by our board of directors of proxies for use at our 2018 annual meeting of Stockholders and any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at the offices of the Company located at 1510 Chester Pike, Suite 400, Eddystone, Pennsylvania 19022, on Wednesday, August 15, 2018, at 10:00 a.m., Philadelphia, Pennsylvania time. This proxy statement and the enclosed proxy card are being mailed to stockholders on July 11, 2018. We have also enclosed our 2017 annual report on Form 10-K (which does not form a part of the proxy solicitation material).

The costs incidental to soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by us. Proxies may be solicited, without extra compensation, by officers and employees, both in person and by mail, telephone, facsimile or any other method of communication. We may employ an outside firm to assist in the solicitation of proxies and the cost, if any, for such services will be paid by us.

VOTING AT THE ANNUAL MEETING

Record Date; Proxies; Vote Required

Only the holders of shares of our common stock, par value $0.001 per share (“Common Stock”), our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), our Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), and our Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock,” and together with the Series A Preferred Stock and Series B Preferred Stock, “Preferred Stock”) (Common Stock and Preferred Stock together are referred to herein as the “Shares”), of record at the close of business on July 3, 2018 (the “Record Date”) are entitled to vote at the Annual Meeting. As of July 3, 2018, we had outstanding 41,543,655 shares of Common Stock, 1,276,750 shares of Series A Preferred Stock, 5,307,212 shares of Series B Preferred Stock and 1,254,175 shares of Series C Preferred Stock. A majority of the Shares entitled to vote that are present in person or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting. Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock owned of record by such stockholder on the Record Date with respect to each matter to be voted on at the Annual Meeting. Each holder of shares of Preferred Stock is entitled to vote, with respect to any question upon which holders of shares of Common Stock are entitled to vote, together with the holders of shares of Common Stock as one class on an as-converted basis. Each holder of shares of Preferred Stock is entitled to vote the equivalent of 20 shares of Common Stock for each share of Preferred Stock owned of record by such stockholder on the Record Date with respect to each matter to be voted on at the Annual Meeting.

All Shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted in the manner specified on those proxies. If a properly executed proxy is received prior to the Annual Meeting and not revoked, but no instructions are given in the proxy, the Shares will be voted by the proxy agents FOR the proposal to elect to our board of directors the ten nominees listed in this proxy statement, and FOR the proposal to ratify the appointment of Assurance Dimensions, Inc. as our independent registered public accountants. A stockholder may revoke his or her proxy at any time before it is exercised by providing written notice to Anthony R. Verdi, our Chief Financial Officer, by delivery of a later-dated signed proxy or by voting in person at the Annual Meeting. There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

For proposal 1, election as a director requires a plurality of the votes of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. With respect to the approval of proposal 2 and any other matter that may properly be brought before the Annual Meeting, the affirmative vote of a majority of Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to take action unless a greater percentage is required by our certificate of incorporation or amended and restated bylaws.

A properly executed proxy marked “Withhold From All” with respect to the election of the director nominees will not be voted with respect to such director nominees, although it will be counted for purposes of determining whether there is a quorum. For the purpose of determining the number of votes cast for approval of other matters to be voted on at the Annual Meeting, only those cast “for” or “against” will be included. Abstentions may be specified on any proposals other than the election of directors and are considered Shares entitled to vote on these matters and therefore will have the effect of a vote “against” these proposals. Broker non-votes are not considered Shares entitled to vote on the other proposals and therefore will not be taken into account in determining the outcome of the vote on these proposals. “Broker non-votes” occur when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as banks and brokers to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies of our proxy statement and annual report, please notify your bank or broker, direct your written request to InsPro Technologies Corporation, 1510 Chester Pike, Suite 400, Eddystone, PA 19022, Attn: Assistant Secretary. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table shows information known by us with respect to the beneficial ownership of our shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as of July 3, 2018, for each of the following persons:

•	each of our directors;

•	our named executive officers;

•	all of our directors, director nominees and executive officers as a group; and

•	each person or group of affiliated persons or entities known by us to beneficially own 5% or more of our Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

The number of Shares beneficially owned, beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. Under these rules, beneficial ownership includes any Shares as to which the individual or entity has sole or shared voting power or investment power, and includes any Shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of July 3, 2018 through the exercise of any warrant, stock option or other right. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares underlying options and warrants that are exercisable within 60 days of July 3, 2018 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all Shares shown as beneficially owned by them. The following table is based on 41,543,655 shares of Common Stock, 1,276,750 shares of Series A Preferred Stock, 5,307,212 shares of Series B Preferred Stock and 1,254,175 shares of Series C Preferred Stock outstanding as of July 3, 2018. Unless otherwise indicated, the address of all individuals and entities listed below is InsPro Technologies Corporation, 1510 Chester Pike, Suite 400, Eddystone, Pennsylvania 19022.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Title of Class	Percent of Shares Beneficially Owned
Directors and Executive Officers:

David M. Anderson	-		Common Stock	*

Michael Azeez	10,766,660	(4)(5)(13)(21)	Common Stock	21.2%
	463,333	(4)(7)	Series B Preferred Stock	8.7%
	75,000	(4)	Series C Preferred Stock	6.5%

Donald R. Caldwell	95,901,690	(1)(2)	Common Stock	77.2%
	1,250,000	(2)	Series A Preferred Stock	97.9%
	1,887,186	(2)(3)	Series B Preferred Stock	35.2%
	1,000,000	(2)(3)	Series C Preferred Stock	80.8%

Mark Daley	-		Common Stock	*

2

Name of Beneficial Owner	Number of Shares Beneficially Owned		Title of Class	Percent of Shares Beneficially Owned

Robert J. Oakes	26,813	(6)	Common Stock	*
	1,250		Series A Preferred Stock	*

John Harrison	170,000	(14)	Common Stock	*
	1,250		Series A Preferred Stock	*

Kenneth Harvey	6,000,000	(11)	Common Stock	12.6%
	300,000	(10)	Series B Preferred Stock	5.7%

Alan Krigstein	-		Common Stock	*

L. J. Rowell	815,600	(12)	Common Stock	1.9%
	30,000	(7)	Series B Preferred Stock	*

Sanford Rich	715,000	(14)	Common Stock	1.7%
	1,250		Series A Preferred Stock	*
	30,000	(7)	Series B Preferred Stock	*

Paul Soltoff	205,000	(14)	Common Stock	*
	1,250		Series A Preferred Stock	*

Frederick Tecce	95,540,594	(1)(2)	Common Stock	76.9%
	1,250,000	(2)	Series A Preferred Stock	97.9%
	1,887,186	(2)(3)	Series B Preferred Stock	35.2%
	1,000,000	(2)(3)	Series C Preferred Stock	80.8%

Anthony R. Verdi	6,085,000	(9)(11)	Common Stock	12.8%
	1,250		Series A Preferred Stock	10.6%
	300,000	(10)	Series B Preferred Stock	5.4%

Edmond Walters	5,771,613	(20)	Common Stock	12.2%
	196,666	(7)	Series B Preferred Stock	3.7%

All directors and executive officers as a group (14 persons)	126,910,290	(1)(2) (4)(5)(6)(9)(11) (12)(13)(14)(15) (20)(21)(21)	Common Stock	96.5%
	1,281,250	(2)	Series A Preferred Stock	98.4%
	3,207,185	(2)(3)(4)(7)(10)	Series B Preferred Stock	55.4%
	1,075,000	(2)(4)(7)	Series C Preferred Stock	86.8%

3

Name of Beneficial Owner	Number of Shares Beneficially Owned		Title of Class	Percent of Shares Beneficially Owned

Holders of More than Five Percent of Our Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock:

The Co-Investment Fund II, L. P.	95,390,594	(16)	Common Stock	91.5%
	1,250,000		Series A Preferred Stock	97.9%
	1,887,186	(3)	Series B Preferred Stock	35.2%
	1,000,000		Series C Preferred Stock	80.8%

Independence Blue Cross	50,600,000	(17)	Common Stock	54.9%
	2,530,000	(7)	Series B Preferred Stock	47.4%

Azeez Investors, LLC	5,666,660	(5)	Common Stock	12.0%
	283,333		Series B Preferred Stock	5.3%

Azeez Enterprises, LP	4,500,000	(13)(21)	Common Stock	10.1%
	150,000		Series B Preferred Stock	2.8%
	75,000		Series C Preferred Stock	6.1%

Scarpa Family Trust, 2005	4,500,000	(18)	Common Stock	10.1%
	216,667		Series B Preferred Stock	6.9%

John Scarpa	4,500,000	(15)(21)	Common Stock	10.1%
	150,000		Series B Preferred Stock	2.8%
	75,000		Series C Preferred Stock	6.1%

Trustmark Insurance Company	40,000,000	(8)	Common Stock	49.1%
	2,000,000	(22)	Series B Preferred Stock	27.4%

Alvin H. Clemens	2,929,080	(19)	Common Stock	7.1%

* Less than 1%

(1)	Includes 12,646,874 shares of Common Stock, 25,000,000 shares underlying 1,250,000 shares of Series A Preferred Stock, which are convertible, at the sole option of the holder, into twenty shares of our Common Stock per share of Series A Preferred Stock, 36,543,720 shares underlying 1,827,186 shares of Series B Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock, and 20,000,000 shares underlying 1,000,000 shares of Series C Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series C Preferred Stock, which are beneficially owned by The Co-Investment Fund II, L. P. (“Co-Investment”), designee of Cross Atlantic Capital Partners, Inc. Also includes 1,200,000 shares underlying warrants which are exercisable within 60 days of July 3, 2018, to purchase 60,000 shares of Series B Preferred Stock, which are also convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock, which are beneficially owned by Co-Investment.

4

(2)	Represents securities owned by Co-Investment, the designee of Cross Atlantic Capital Partners, Inc., of which Frederick Tecce is counsel and partner and of which Donald R. Caldwell is managing partner. Mr. Caldwell is also a shareholder, director and officer of Co-Invest II Capital Partners, Inc., which is the general partner of Co-Invest Management II, L.P., which is the general partner of Co-Investment. Mr. Tecce and Mr. Caldwell disclaim beneficial ownership of these securities, except to the extent of their pecuniary interest therein.

(3)	Includes 60,000 underlying shares underlying warrants which are exercisable within 60 days of July 3, 2018, which are beneficially owned by Co-Investment.

(4)	Includes securities owned by Azeez Investors, LLC and Azeez Enterprises, LP. Mr. Azeez is a managing member of Azeez Investors, LLC and Azeez Enterprises, LP. Mr. Azeez disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(5)	Includes 600,000 shares underlying a warrant which is exercisable within 60 days of July 3, 2018, to purchase 30,000 shares of Series B Preferred Stock, which are also convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock. Includes 8,666,660 shares underlying 433,333 shares of Series B Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock.

(6)	Includes 25,000 shares underlying 1,250 shares of Series A Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series A Preferred Stock.

(7)	Includes 30,000 shares underlying warrants, which are exercisable within 60 days of July 3, 2018.

(8)	Includes 40,000,000 shares underlying a warrant, which is exercisable within 60 days of July 3, 2018, to purchase 2,000,000 shares of Series B Preferred Stock which are also convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock.

(9)	Includes 25,000 shares underlying 1,250 shares of Series A Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series A Preferred Stock.

(10)	Includes 300,000 shares underlying warrants, which are exercisable within 60 days of July 3, 2018.

(11)	Includes 6,000,000 shares underlying a warrant which is exercisable within 60 days of July 3, 2018, to purchase 300,000 shares of Series B Preferred Stock, which are also convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock.

(12)	Includes 600,000 shares underlying a warrant which is exercisable within 60 days of July 3, 2018, to purchase 30,000 shares of Series B Preferred Stock, which are also convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock.

(13)	Includes 3,000,000 shares underlying 150,000 shares of Series B Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock. Includes 1,500,000 shares underlying a warrant, which is exercisable within 60 days of July 3, 2018.

(14)	Includes 25,000 shares underlying 1,250 shares of Series A Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series A Preferred Stock. Includes 600,000 shares underlying a warrant which is exercisable within 60 days of July 3, 2018, to purchase 30,000 shares of Series B Preferred Stock which are also convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock.

(15)	Includes 3,000,000 shares underlying 150,000 shares of Series B Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock.

5

(16)	Includes 25,000,000 shares underlying 1,250,000 shares of Series A Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series A Preferred Stock. Includes 36,543,720 shares underlying 1,827,186 shares of Series B Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock. Includes 20,000,000 shares underlying 1,000,000 shares of Series C Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series C Preferred Stock. Also includes 1,200,000 shares underlying warrants, which are exercisable within 60 days of July 3, 2018, to purchase 60,000 shares of Series B Preferred Stock, which are also convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock, which are beneficially owned by Co-Investment.

(17)	Includes 50,000,000 shares underlying 2,500,000 shares of Series B Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock.

(18)	Includes 7,333,340 shares underlying 366,667 shares of Series B Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock.

(19)	Includes 1,000,000 shares of Common Stock held by The Clemens-Beaver Creek Limited Partnership, of which Alvin H. Clemens is the general partner. Also includes 100,000 shares held by Mr. Clemens’s minor children.

(20)	Includes 3,333,320 shares underlying 166,666 shares of Series B Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock. Includes 600,000 shares underlying a warrant, which is exercisable within 60 days of July 3, 2018, to purchase 30,000 shares of Series B Preferred Stock which are also convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series B Preferred Stock.

(21)	Includes 1,500,000 shares underlying 75,000 shares of Series C Preferred Stock, which are convertible, at the sole option of the holder, into 20 shares of our Common Stock per share of Series C Preferred Stock.

(22)	Includes 2,000,000 shares underlying warrants, which are exercisable within 60 days of July 3, 2018.

6

PROPOSAL 1: ELECTION OF TEN DIRECTORS

Our board of directors is authorized to have up to 15 members. Our board of directors currently has ten members, all of which are nominees for director at the Annual Meeting. These nominees are David M. Anderson, Michael Azeez, Donald R. Caldwell, Kenneth Harvey, Alan Krigstein, Sanford Rich, L.J. Rowell, Frederick Tecce, Anthony R. Verdi and Edmond J. Walters. Proxies may not be voted for a greater number of persons than the number of nominees named below. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal.

Each nominee has expressed his willingness to serve as a director if elected, and we know of no reason why any nominee would be unable to serve. The persons named as proxy agents in the enclosed proxy card intend (unless instructed otherwise by a stockholder) to vote for the election of the nominees. If a nominee is unable to serve as a director, the proxy agents intend to vote any alternative nominee designated by our board of directors. Alternatively, our board of directors may decide to reduce the number of directors.

Set forth below is certain information with respect to each nominee to our board of directors.

Nominees for Terms Continuing Through our 2019 Annual Meeting of Stockholders

David M. Anderson, 56, has served as one of our directors since November, 2017 and has served as our Chief Executive Officer since October 9, 2017. From January, 2017 through May, 2017, Mr. Anderson served as Senior Vice President and head of US individual life reinsurance at SCOR Global Life Americas, a division of Scor SE. From September, 2012 through September, 2016, Mr. Anderson served as the Chairman, President and Chief Executive Officer at TIAA-CREF Life Insurance Company, a division of TIAA. From January, 2012 through September, 2012, Mr. Anderson served as Interim Head of HR at TIAA, and from August, 2010 through January, 2011 as Senior Managing Director – Enterprise Integration at TIAA. From January, 2009 through July, 2010, Mr. Anderson served as Senior Vice President – Centralized Services at Thrivent Financial. Mr. Anderson’s experience as an executive in the insurance and financial services fields qualifies him to be a member of our board of directors.

Michael Azeez, 60, has served as one of our directors since December, 2011. Mr. Azeez is a managing member of Azeez Investors, LLC. Mr. Azeez co-founded Unitel in 1988 and served its President from 1988 until 2002. Mr. Azeez served in various executive positions at American Cellular Network Corporation from 1982 until 1988 and his positions included Vice President, General Manager of various divisions and as assistant to the President. Mr. Azeez is a member of the board of directors of Acrometis Strategic Software Services, which provides software solutions to insurance companies for workers compensation claims management. Mr. Azeez is a member of the board of directors of the Friends of Yemin Orde. Mr. Azeez is the Chairman and founder of the Sam Azeez Museum of Woodbine Heritage. Mr. Azeez’s significant executive and business development experience in the telecommunications industry and his civic service for various non-profit organizations qualifies him to be a member of our board of directors.

Donald R. Caldwell, 72, served as one of our directors and as one of the Co-Chairmen of our board of directors from April 2008 through November 24, 2009 and has served as our Chairman since November 24, 2009. He also served as our Chief Executive Officer from January 26, 2015 through October 9, 2017. Mr. Caldwell founded Cross Atlantic Capital Partners (“XACP”) in 1999, and presently serves as its Chairman and Chief Executive Officer. In this role, he serves as a director and on the Board committees for several XACP portfolio companies including InsPro Technologies Corporation as described above: director of Lightning Gaming, Inc. (OTC) and chairman of its Audit Committee since 2005; director of Rubicon Technology, Inc. (NASDAQ: RBCN) and chairman of its Compensation Committee from 2001 until his resignation on November 16, 2017; and director of Amber Road, Inc. (NYSE: AMBR) and a member its Nominating/Governance and Compensation Committees from 2005 until his resignation on December 31, 2016. Mr. Caldwell was appointed chairman of I-AM Capital Acquisition Company (NASDAQ:IAMXU) in August 2017 and chairs its Audit and Compensation Committees. He has served as a director on the Board of Quaker Chemical Corporation (NYSE:KWR) since 1997 and was appointed lead director in 2016. He also serves as chairman of Quaker Chemical Corporation’s Executive Committee and as a member of its Audit and Compensation Committees. He was a director of Fox Chase Bancorp, Inc. (NASDAQ:FXCB) from October 2014 until it was acquired by Univest Corporation of Pennsylvania on July 1, 2016. During that time, he chaired Univest’s Audit Committee and served as a member of its Risk Management Committee. He served on the board of directors at Diamond Management & Technology Consultants, Inc. (NASDAQ) from 1994 until its sale to PriceWaterhouse in 2010 and was appointed lead director in 2006. He also served as a member of Diamond’s Compensation and Audit Committees. Mr. Caldwell was a director of Kanbay International, Inc. from 1999 through 2007 when it was purchased by Capgemini. Prior to founding XACP, Mr. Caldwell was President and Chief Operating Officer and a director of Safeguard Scientifics, Inc. Mr. Caldwell holds a BS degree from Babson College and an MBA from Harvard University. He was a Certified Public Accountant in the State of New York. Mr. Caldwell’s experience serving as a director and officer of numerous public companies qualifies him to be a member of our board of directors.

7

Kenneth M. Harvey, 56, has served as a director since May 2014. Mr. Harvey has served as a director of Amber Road, Inc. (NYSE: AMBR), a provider of cloud-based global trade management solutions, since 2008. From 1989 until 2011, Mr. Harvey was employed by HSBC—Global Bank, serving as Chief Information Officer/Chief Operating Officer from 2008 to 2011 and as group general manager and Chief Information Officer from 2004 to 2007. He was president of HSBC Technology and Services, a wholly-owned subsidiary of HSBC, from 2003 to 2004. Since 2012, Mr. Harvey served as a Director of CLS Group Holdings AG. From 2012 to 2014 he was the Chairman of the Technology and Operations Committee and from 2014 Mr. Harvey has served as Chairman of the Board and a member of the Chairman’s Committee, which serves as the Compensation and Compliance Committees. Mr. Harvey also serves on the Senior Advisory Board of Oliver Wyman; a global management consulting firm. Mr. Harvey also served as director of CLS Bank International since 2011, and served as a director of Kanbay, Inc. from 2004 until 2007 and Vertical Networks, Inc. from 2002 until 2004. Mr. Harvey’s experience as an executive in the information technology field qualifies him to be a member of our board of directors.

Alan Krigstein, 65, has served as a director since June 2014. Mr. Krigstein was Executive Vice President and Chief Financial Officer of Independence Blue Cross, a health insurer organization and independent licensee of the Blue Cross and Blue Shield Association from 2009 through 2017. Mr. Krigstein previously served as Senior Vice President and Chief Financial Officer of AmeriHealth Mercy Family of Companies from 1994 to 2009. Mr. Krigstein also serves as trustee and member of the audit committee of Plan Investment Fund, Inc., a mutual fund company that is open only to members and licensees of the Blue Cross and Blue Shield Association and certain related organizations, from 2011 to the present. Mr. Krigstein’s experience as an executive in the health insurance field qualifies him to be a member of our board of directors.

Sanford Rich, 60, has served as one of our directors since April 2006. Mr. Rich is currently the Executive Director at New York City Board of Education Retirement System since January 2016.  Mr. Rich was Chief of Negotiations and Restructuring at the Pension Benefit Guaranty Corporation, a U.S. government agency, from November 2012 to January 2016. He is a director and the Audit Committee Chairman at Aspen Group Inc., an online for profit university. Mr. Rich served as director and Chief Executive Officer at In the Car, LLC from October 2011 to November 2012. Mr. Rich was a FINRA Registered Managing Director with Whitemarsh Capital Advisors LLC, a broker-dealer, from February 2009 through December 2014. Mr. Rich served as a director, audit committee chairman and Commission qualified audit committee financial expert of Interclick, Inc. from 2007 to 2010. From 1995 to May 2008, Mr. Rich was director, Senior Vice President and Portfolio Manager at GEM Capital Management Inc. From 1993 to 1995, Mr. Rich was a Managing Director of High Yield Finance, Capital Markets & North American Loan Syndicate, Sales and Trading at Citicorp Securities. From 1985 to 1993, he served as Managing Director of Debt Capital Markets at Merrill Lynch. From 1978 to 1985, Mr. Rich held various Analyst positions in numerous companies, including Cypress Capital Management, Inc. (Vice President and Analyst from 1983 to 1985), FIAMCO (Distressed/High Yield Bond Analyst from 1981 to 1983), Progressive Corporation (Financial Analyst from 1980 to 1981) and Prescott, Ball and Turben (Distressed/High Yield Bond Analyst from 1978 to 1980). Mr. Rich’s 30+ years of experience in the financial sector qualifies him to be a member of our board of directors.

L.J. Rowell, 85, has served as one of our directors since April 2006. He is a past President (1984-1996), Chief Executive Officer (1991-1996) and Chairman of the Board (1993-1996) of Provident Mutual Life Insurance Company, where he also held various other executive and committee positions from 1980 until his retirement in 1996. Mr. Rowell served on the board of directors of the PMA Group from 1992 until 2009. Mr. Rowell served on the board of directors of the Southeast Pennsylvania Chapter of the American Red Cross, the American College, The Foundation at Paoli, and The Milton S. Hershey Medical Center. Mr. Rowell also has served on the Board of Trustees of The Pennsylvania State University as a business and industry trustee since 1992. In 1991, he served as the Chairman of the Major Business Division for the United Way of Southeastern Pennsylvania. Mr. Rowell also has served as Chairman of The American Red Cross Ad Blood Campaign and has previously served on its Major Contributions Donor Campaign. Mr. Rowell’s extensive experience in the health insurance industry and his civic service for various health care organizations qualifies him to be a member of our board of directors.

8

Frederick C. Tecce, 81, has served as one of our directors since August 2016 and he previously served as one of our directors from August 2, 2007 through August 14. 2012. He has also served on the board of several publicly traded companies as well as numerous privately held companies. In addition, he served on the Board of Independence Blue Cross for 2 different terms. On a day to day basis, he serves as Of Counsel to the law firm of Buchanan Ingersoll and Rooney as well as being Of Counsel and Partner to Cross Atlantic Capital Partners. In addition to his pursuits in the private sector, Mr. Tecce has also served in the public sector where he was appointed by Pennsylvania Governor Tom Ridge to serve on the transition team. His board experience includes being an active member of the Board of the $50 billion Public School Employees Retirement Systems (PSERS), where he held the title of chairman of the Finance Committee for 6 years until his retirement in 2001. Mr. Tecce also served in the federal sector as a member of the Federal Judicial Nominating Committee. He has served in a management position in several for-profit businesses, some of which he has founded. Mr. Tecce’s numerous legal, business and government experiences qualify him to be a member of our board of directors.

Anthony R. Verdi, 69, has served as one of our directors since June 2008, as our Chief Financial Officer and Assistant Secretary since November 2005, as our Chief Operating Officer since April 2008, as Acting Principal Executive Officer from June 20, 2008 through May 18, 2011 and as Principal Executive Officer from May 18, 2011 through January 26, 2015. From 2001 until November 2005, Mr. Verdi provided consulting services to life, health and property and casualty insurance company agency and venture capital clients. Mr. Verdi served as Chief Operating Officer of Provident American Corporation and Chief Financial Officer of HealthAxis, Inc. From January 1990 until December 1998, Mr. Verdi served as Chief Financial Officer of Provident American Corporation. From July 1986 until January 1990, he was the Vice President and Controller of InterCounty Hospitalization and Health Plans, a nonprofit group medical insurer. From April 1971 until July 1986, he served in various finance and accounting capacities for the Academy Insurance Group, ultimately serving as the Assistant Controller. Mr. Verdi’s extensive experience in the health insurance industry and his financial and accounting background qualifies him to be a member of our board of directors.

Edmond J. Walters, 56, has served as one of our directors since April 2008. Mr. Walters is Founder and was the Chief Executive Officer of eMoney Advisor, a wealth planning and management solutions provider for financial advisors that Mr. Walters founded in 2000 and is now a wholly-owned subsidiary of Commerce Bancorp. Prior to forming eMoney Advisor in 2000, Mr. Walters spent more than 20 years in the financial services industry, advising high net worth clients. From 1983 to 1992 he was associated with Kistler, Tiffany & Company in Wayne, PA. In 1992, Walters helped found the Wharton Business Group, a financial advising firm, in Malvern, PA. Mr. Walters’ 20+ years of experience in the financial sector qualify him to be a member of our board of directors.

Our board of directors recommends a vote “FOR” Proposal 1 to elect each of the foregoing nominees.

Board of Directors and Committees

Our board of directors currently is composed of Messrs. Anderson, Azeez, Caldwell, Harvey, Krigstein, Rich, Rowell, Tecce, Verdi and Walters. Mr. Caldwell is the Chairman of our board of directors. Directors serve until the next annual meeting of stockholders, until their successors are elected, or appointed or qualified, or until their prior resignation of removal. Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Although our common stock is not listed on NASDAQ and, as a result, we are not subject to NASDAQ’s listing standards, we voluntarily strive to comply with such standards. NASDAQ listing standards require, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by a company’s board of directors. Our board of directors, in applying the standards for independence as defined by Rule 4200(a)(15) of the NASDAQ listing standards and Rule 10A-3(b)(1)(ii) promulgated by the Securities and Exchange Commission, has affirmatively determined that Messrs.  Azeez, Harvey, Krigstein, Rich, Rowell, Tecce and Walters are “independent” directors.

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Pursuant to our bylaws, our board of directors may from time to time establish other committees to facilitate the management of our business and operations.

Board and Committee Meetings

During the year ended December 31, 2017, our board of directors held four meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which each particular director served. Messrs. Azeez, Caldwell, Harrison, Harvey, Oakes, Rich, Rowell, Soltoff, Tecce and Verdi attended the 2017 annual meeting of Stockholders. During the year ended December 31, 2017, our audit committee of our board of directors held four committee meetings. During the year ended December 31, 2017, our compensation committee and our nominating and governance committee of our board of directors held no committee meetings.

9

Board Leadership Structure and Risk Oversight

The role of chief executive officer and chairman of the board of directors were separate positions through January 26, 2015 and were combined into a single position with Mr. Caldwell’s appointment as chief executive officer on January 26, 2015 through Mr. Anderson’s appointment as chief executive officer on October 9, 2017. We believe it is the chief executive officer’s responsibility to oversee the Company’s operations and the chairman’s responsibility to coordinate the appropriate functioning of the board.

The audit committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full board. The audit committee receives reports from management at least quarterly regarding the Company’s assessment of risks, and the audit committee meets with management to discuss the Company’s policies with respect to risk assessment and risk management, the Company’s major financial risk exposures and the steps management has taken to monitor and mitigate these exposures. The audit committee reports regularly to the full board of directors, which also considers the Company’s risk factors. While the board of directors oversees the Company’s risk management, company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Code of Business Conduct and Ethics

We adopted an amended and restated Code of Business Conduct and Ethics on January 29, 2008. Our Code of Business Conduct and Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K, applies globally to our corporate directors, executive officers, senior financial officers and other employees. Our Code of Business Conduct and Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A printed copy of our Code of Business Conduct and Ethics may be obtained free of charge by writing to us at InsPro Technologies Corporation, 1510 Chester Pike, Suite 400, Eddystone, Pennsylvania 19022.

Audit Committee

The members of our audit committee are Messrs. Caldwell, Rich and Rowell. Mr. Caldwell became chairman of the audit committee effective upon his appointment to the board of directors on April 1, 2008 through January 26, 2015. Mr. Rich became chairman of the audit committee effective upon his appointment by the board of directors on January 26, 2015. Our audit committee assists our board of directors in its oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the evaluation of the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

•	the preparation of the report required by the rules of the Securities and Exchange Commission to be included in our proxy statement.

Our board of directors has determined that Mr. Rich is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission. Although our common stock is not listed on NASDAQ and, as a result, we are not subject to NASDAQ’s listing standards, we voluntarily strive to comply with such standards with the exception of Mr. Caldwell’s membership on the audit committee. Our board of directors, in applying the above-referenced standards, has affirmatively determined that each of Messrs. Rich and Rowell are “independent,”

10

We believe that the composition of our audit committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules and regulations, and the functioning of our audit committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules and regulations.

A copy of the charter of our audit committee was attached to our 2017 proxy statement dated July 14, 2017, as Appendix A.

Compensation Committee

The members of our compensation committee are Messrs. Tecce and Rich. Mr. Alan Krigstein chairs the compensation committee. Specific responsibilities of our compensation committee include:

•	to establish and periodically review our compensation philosophy and the adequacy of compensation plans and programs for executive officers and our other employees;

•	to establish compensation arrangements and incentive goals for executive officers and to administer compensation plans;

•	to review the performance of the executive officers, award incentive compensation and adjust compensation arrangements, as appropriate, based on performance;

•	to review and monitor management development and succession plans and activities; and

•	to prepare the report on executive compensation required by the rules of the Securities and Exchange Commission to be included in our proxy statement.

We believe that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules and regulations.

A copy of the charter of our compensation committee was attached to our 2017 proxy statement dated July 14, 2017, as Appendix B.

Nominating and Governance Committee

The members of our nominating and governance committee are Messrs. Rowell, and Walters. Mr. Rowell chairs the nominating and governance committee. This committee is responsible for recommending qualified candidates to the board of directors for election as directors, including the slate of directors that the board proposes for election by stockholders at Annual Meetings. While the committee does not have a formal diversity “policy,” the committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the committee’s existing nominations process is designed to identify the best possible nominees for the board, regardless of the nominee’s gender, racial background, religion or ethnicity. The committee identifies candidates through a variety of means, including recommendations from members of the board and suggestions from our management, including our Chairman and Chief Executive Officer. In addition, the committee considers candidates recommended by third parties, including stockholders. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing our Assistant Secretary and giving the recommended candidate’s name, biographical data and qualifications.

A copy of the nominating and governance committee charter was attached to our 2017 proxy statement dated July 14, 2017, as Appendix C.

11

Transactions With Related Persons

From the beginning of our fiscal year preceding until the date of this proxy statement, there has been no transaction, nor is there any transaction currently proposed, to which we were, are, or would be a participant, in which the amount involved exceeded or would exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any of our directors or executive officers, any holder of more than 5% of our common stock or any member of the immediate family of any of these persons or entities had or will have a direct or indirect material interest, other than the transactions listed below.

•	On April 20, 2017, the Company completed a private placement (the “Private Placement”) with Co-Investment, which holds more than 5% of our Common Stock. Donald Caldwell, who is the Chief Executive Officer and chairman of the board of directors of the Company, is the managing partner of Co-Investment. In the Private Placement the Company issued, and Co-Investment purchased, 1,000,000 shares of our Series C Preferred Stock at a per share price of $2.00, for an aggregate total investment of $2,000,000 pursuant to the terms of a securities purchase agreement (the “Purchase Agreement”). The Company intends to use the net proceeds of the Private Placement for working capital purposes.

o	The Company agreed, pursuant to the terms of the Purchase Agreement, that for a period of 90 days after the effective date (the “Initial Standstill”) of the Purchase Agreement, the Company will not, subject to certain exceptions, offer, sell, grant any option to purchase, or otherwise dispose of any equity securities or equity equivalent securities, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, capital stock and other securities of the Company. In addition, pursuant to the Purchase Agreement, the Company was permitted to sell up to an additional 500,000 shares of Series C Preferred Stock to other existing stockholders within 90 days following the closing thereof on substantially the same terms and conditions described above and as set forth in the Purchase Agreement.

o	The Purchase Agreement also provides for a customary participation right for Co-Investment, subject to certain exceptions and limitations, which grants Co-Investment the right to participate in any future capital raising financings of the Company occurring from the effective date of the Purchase Agreement until 24 months after the effective date of the Purchase Agreement. Co-Investment may participate in such financings at a level based on Co-Investment’s ownership percentage of the Company on a fully-diluted basis prior to such financing.

o	In connection with the Private Placement, the board of directors of the Company approved a Certificate of Designation of Series C Convertible Preferred Stock of the Company (the “Certificate of Designation”) setting forth the rights, preferences and limitations of the Series C Preferred Stock. On April 19, 2017, the Company filed the Certificate of Designation with the Secretary of State of the State of Delaware.

o	The Certificate of Designation provides, among other things, that upon the liquidation, sale or merger of the Company, a holder of a share of Series C Preferred Stock is entitled to receive, prior to any payments to holders of other series of Preferred Stock or Common Stock, an amount equal to the greater of (i) an amount per share equal to two and a half (2.5) times the Series C Preferred Stock original issue price, subject to certain customary adjustments, or (ii) the amount such Series C Preferred Share would receive if it participated pari passu with the holders of shares of Common Stock on an as-converted basis.

12

o	Each share of Series C Preferred Stock is convertible into 20 shares of Common Stock.

o	For so long as any Series C Preferred Stock is outstanding, the vote or consent of the holders of at least two-thirds of the Series C Preferred Stock is required to approve (i) any amendment to the Company’s certificate of incorporation or bylaws that would adversely alter the voting powers, preferences or special rights of the Series C Preferred Stock or (ii) any amendment to the Company’s certificate of incorporation to create any shares of capital stock that rank senior to the Series C Preferred Stock. In addition to the voting rights described above, for so long as 1,000,000 shares of Series C Preferred Stock are outstanding, the vote or consent of the holders of at least two-thirds of the Series C Preferred Stock is required to effect or validate any merger, sale of substantially all of the assets of the Company or other fundamental transaction, unless such transaction, when consummated, will provide the holders of Series C Preferred Stock with an amount per share equal to two and a half (2.5) times the Series C Preferred Stock original issue price plus any declared but unpaid dividends.

•	On May 11, 2017, the Company completed a private placement (the “Second Private Placement” and together with the Private Placement, the “Private Placements”) with Azeez Enterprises, L.P., which holds more than 5% of our Common Stock, and John Scarpa, who holds more than 5% of our Common Stock. Michael Azeez, who is a member of the board of directors of the Company, is the managing partner of Azeez Enterprises, L.P. The Company issued, and each of Azeez Enterprises, L.P. and Mr. Scarpa purchased, 75,000 shares of our Series C Convertible Preferred Stock at a per share price of $2.00, for an aggregate total investment of $150,000 pursuant to the terms of a securities purchase agreement on essentially the same terms as those contained in the Purchase Agreement. The Company intends to use the net proceeds of the Second Private Placement for working capital purposes.

13

•	On July 17, 2017 the Company filed a registration statement for a rights offering (the “Rights Offering”) on form S-1/A, which the Commission declared effective on July 17, 2017, to distribute to shareholders excluding residents of California at no charge, one non-transferable subscription right for each 9,651 shares of our Common Stock, 483 shares of our Series A Preferred Stock, 483 shares of our Series B Preferred Stock and 483 shares of our Series C Preferred Stock owned as of July 17, 2017, the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks, or other nominees on shareholders’ behalf, as a beneficial owner of such shares. The Rights Offering was designed to give all of the holders of the Company’s capital stock the opportunity to participate in an equity investment in the Company on the same economic terms as the 2017 Private Placements.

•	The basic subscription right entitled the holder to purchase one unit (“Subscription Unit”) at a subscription price of $50. A Subscription Unit consisted of 25 shares of Series C Preferred Stock. In the event that a holder of a subscription right purchases all of the basic Subscription Units available to the holder then pursuant to their basic subscription right, the holder will have the option to choose to subscribe for a portion of any Subscription Units that were not purchased by all other holders of subscription rights through the exercise of their basic subscription rights. The subscription rights expired on August 29, 2017.

•	Effective with the expiration of the Rights Offering, which occurred on August 29, 2017, Mr. Bruce L. Evans and his wife Kathryn M. Evans collectively exercised in aggregate 127 basic subscription rights and 3,700 over subscription rights for a total 3,827 Subscription Units. As a result of the exercise of 3,827 Subscription Units the Company received $191,850 in gross proceeds and issued effective on August 29, 2017, in aggregate 95,925 shares of Series C Preferred Stock. As a result of the aforementioned exercise, Mr. and Mrs. Evans collectively beneficially own more than 5% of our common stock and our Series C Preferred Stock.

Selection of Directors and Stockholder Nominations Process

In connection with our proxy solicitation relating to an annual meeting of stockholders, our board of directors recommends a slate of nominees for election by our stockholders. In addition, our board of directors fills vacancies on our board of directors when necessary or appropriate. Recommendations or determinations of our board of directors are made after consideration of the recommendations of, and information supplied by, our nominating and governance committee as to the suitability of each individual, taking into account the criteria described below and other factors, including requirements for board committee membership. The nominating and governance committee considers candidates for board membership suggested by its members and other board members, as well as management and stockholders. The nominating and governance committee also may determine to retain third-party executive search firms to identify candidates from time to time.

Our nominating and governance committee considers board candidates based on various criteria, such as their broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. Our board of directors and nominating and governance committee also seek members from diverse backgrounds so that our board of directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. In determining whether to recommend a director for reelection, our nominating and governance committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the board of directors and committees of the board on which the director served.

The nominating and governance committee will consider director nominees recommended by stockholders who submit the following information in writing to InsPro Technologies Corporation, 1510 Chester Pike, Suite 400, Eddystone, PA 19022, Attn: Assistant Secretary, if such information is received at least 120 calendar days before the one-year anniversary of the date of mailing of our materials for the prior year’s annual meeting of stockholders:

•	the name and address of the recommending stockholder;

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

•	information about the relationship between the candidate and the recommending stockholder;

•	the consent of the candidate to serve as a director; and

14

•	proof of the number of Shares that the recommending stockholder owns and the length of time the Shares have been owned.

We may require any nominating stockholder or proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as one of our directors.

Assuming that appropriate information has been provided on a timely basis as described above and in accordance with our bylaws, the nominating and governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholder Communications to our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may send communications to our board of directors in writing, addressed to the full board of directors, individual directors or a specific committee of our board of directors, c/o InsPro Technologies Corporation, 1510 Chester Pike, Suite 400, Eddystone, PA 19022, Attn: Assistant Secretary. Our board of directors relies on our Assistant Secretary to forward written questions or comments to the full board of directors, named directors or specific committees of our board of directors, as appropriate. General comments or inquiries from stockholders are forwarded to the appropriate individual, as appropriate.

15

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ASSURANCE DIMENSIONS, INC. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018

The audit committee of our board of directors has appointed Assurance Dimensions, Inc. as our independent registered public accountants for the fiscal year ending December 31, 2018 and has further directed that management submit the appointment of Assurance Dimensions, Inc. as our independent registered public accountants for ratification by the stockholders at the Annual Meeting. Representatives of Assurance Dimensions, Inc. are expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Neither our bylaws nor any other governing documents or law require stockholder ratification of the appointment of Assurance Dimensions, Inc. as our independent registered public accountants. However, the audit committee is submitting the appointment of Assurance Dimensions, Inc. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain Assurance Dimensions, Inc. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of our stockholders.

The affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote at the Annual Meeting on this proposal will be required to ratify the appointment of Assurance Dimensions, Inc. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will have no effect on the proposal.

Prior to May 3, 2017, D’Arelli Pruzansky, P.A. was engaged by the Company as the Company’s independent registered public accounting firm. On May 3, 2017, the practice of D’Arelli Pruzansky, P.A. was combined with Assurance Dimensions, Inc., and the professional staff and partners of D’Arelli Pruzansky, P.A. joined Assurance Dimensions, Inc. As a result, effective May 3, 2017, D’Arelli Pruzansky, P.A. is no longer serving as the Company’s independent registered public accounting firm.

A summary of the fees of Assurance Dimensions, Inc. for 2017 and of D’Arelli Pruzansky, P.A. for the year ended December 31, 2016 is set forth below:

	2017 Fees	2016 Fees

Audit Fees (1, 2)	$-	$87,500
Audit Fees (1, 3)	87,500	-

Audit Related Fees (4)	2,500	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$90,000	$87,500

(1)	On May 11, 2017, the Company formally engaged Assurance Dimensions, Inc. to serve as the Company’s independent registered public accounting firm. The engagement was due to the merger of the Company’s existing certifying accountant, D’Arelli Pruzansky, P.A., and Assurance Dimensions, Inc. The decision to engage Assurance Dimensions, Inc. as our independent registered public accounting firm was approved by the Company’s audit committee on May 11, 2017.

(2)	Audit fees of D’Arelli Pruzansky, P.A. for the fiscal year ended December 31, 2016 were for professional services rendered for the 2016 audit and our 2016 interim quarterly reviews of our consolidated financial statements, which are normally provided in connection with statutory and regulatory filings or engagements.

(3)	Audit fees of Assurance Dimensions, Inc., for the fiscal year ended December 31, 2017 were for professional services rendered for the 2017 audit and our 2017 interim quarterly reviews of our consolidated financial statements, which are normally provided in connection with statutory and regulatory filings or engagements.

(4)	Audit-related fees of Assurance Dimensions, Inc. for the fiscal year ended December 31, 2017 were for professional services rendered for the review of the Company’s registration statement on Form S-1.

16

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee approved 100% of the audit related fees for the Company’s registration statement on Form S-1 in 2017.

Our board of directors recommends a vote “FOR” Proposal 2 to ratify and appoint Assurance Dimensions, Inc. as our independent registered public accountants

17

PROPOSAL 3: AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

Stockholders are being asked to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 500,000,000 shares to 750,000,000 shares.

Our Board has adopted a resolution authorizing this amendment, subject to stockholder approval. Our Board believes that this amendment will provide certain long-term advantages to us and to our stockholders and recommends approval by the stockholders.

Purpose and Background of the Increase in Authorized Shares of Common Stock

As of July 3, 2018, we had 41,543,655 Common Stock issued and outstanding, 500,000 Common Stock reserved for issuance underlying currently issued and outstanding warrants to purchase Series A Convertible Preferred Stock, 64,200,000 Common Stock reserved for issuance underlying currently issued and outstanding warrants to purchase Series B Convertible Preferred Stock, 25,535,000 Common Stock reserved for the conversion of currently issued and outstanding Series A Convertible Preferred Stock, 106,144,240 Common Stock reserved for the conversion of currently issued and outstanding Series B Convertible Preferred Stock, 25,083,500 Common Stock reserved for the conversion of currently issued and outstanding Series C Convertible Preferred Stock, 700,000 Common Stock reserved for issuance underlying currently issued and outstanding options and 28,296,980 Common Stock reserved for issuance under certain of our existing equity compensation plan. Accordingly, there were 207,996,625 Common Stock available for future issuance and contingencies as of July 3, 2018.

We are proposing to increase the total number of our authorized Common Stock from 500,000,000 to 750,000,000 Stock so that we will have sufficient authorized but unissued Common Stock for various corporate purposes including, but not limited to, the sale of stock to raise capital, the purchase of property, combinations with other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of stock splits or distributions and other general corporate transactions. While we do not have any immediate plans, arrangements or understanding for the sale of additional shares of our stock to raise capital, to purchase property, to combine with other companies or to declare any stock splits or distributions, if this proposal is approved, we may use the additional authorized but unissued Common Stock for any one of these or similar purposes in the future as appropriate. Based on the approximately 292 million Common Stock that were currently either outstanding or reserved for future issuance, our Board has determined that the number of unreserved Common Stock presently available for issuance is insufficient for these purposes.

Additional stockholder action will not be required for our Board to issue these additional shares for any proper corporate purpose approved by our Board, except as may be required by law, regulation or the rules of any stock exchange or quotation system on which our Common Stock are then listed or quoted (currently Over the Counter Bulletin Board). Additional stockholder approval requirements may apply in the case of certain transactions, such as the issuance of Series A Convertible Preferred Stock in excess of 2,160,750 shares, the issuance of Series B Convertible Preferred Stock in excess of 2,442,788 shares, the issuance of Series C Convertible Preferred Stock in excess of 2,745,825 shares, business combination transactions or the adoption of employee benefit plans. If any such additional Common Stock are to be issued in connection with potential business transactions that independently require stockholder approval, such approval will be sought at the appropriate time. We reserve the right to seek a further increase in authorized Common Stock from time to time in the future as we consider appropriate.

Effect on Outstanding Stock

If stockholders approve this proposal, as soon as practicable following such approval, the Company will file the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. Issuances of the authorized Common Stock in the future, such as pursuant to any additional equity financing, including any securities convertible into Common Stock, or upon exercise of outstanding warrants (i) will dilute stockholders’ percentage ownership of our Company and (ii) may dilute the value of current stockholders’ Shares. In addition, any converted Preferred Shares will be returned to the status of authorized but unissued shares of undesignated preferred stock and may thus be available for future issuance, including as a future series or class of preferred stock that will be convertible into Common Stock.

18

Potential Anti-Takeover Effect

The proposed amendment to increase the number of our authorized Common Stock could, under certain circumstances, have an anti-takeover effect. For example, in the event of a hostile takeover attempt, it may be possible for us to issue additional Shares, thereby diluting or impairing the voting power of the other outstanding Shares and increasing the potential costs to acquire control of us. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our stockholders to dispose of their Common Stock at the higher price generally available in takeover attempts or that may be available under a merger proposal. It also may have the effect of perpetuating our current management, including the current Board, and placing it in a better position to resist changes that our stockholders may wish to make if they are dissatisfied with the conduct of our business.

Certain provisions of our charter documents may have the effect of delaying or preventing changes in control or management, which could have an adverse effect on the market price of our Common Stock. In addition, our charter documents do not permit cumulative voting, which may make it more difficult for a third party to gain control of our Board.

Consequences if this Proposal is Not Approved

If our stockholders do not approve this proposal we may be limited in our ability to issue additional authorized but unissued Common Stock to raise capital, to purchase property, to combine with other companies or to declare any stock splits or distributions for any one of these or similar purposes in the future. In addition, we may be limited in our ability to issue additional authorized but unissued Preferred Shares due to an insufficient number of Common Stock into which the Preferred Shares are convertible.

Consequences if this Proposal is Approved

In the event that we receive stockholder approval of this proposal, our Board intends to effect the increase in the number of authorized Common Stock through a single amendment to our Certificate of Incorporation. The result of the increase in the number of authorized Common Stock will be an increase in the number of authorized Common Stock from 500,000,000 to 750,000,000.

Financial Information

You should also consider in your analysis of this proposal our consolidated financial statements and related notes, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which are incorporated herein by reference.

No Dissenters’ Rights

No dissenters’ rights are available under the General Corporation Law of the State of Delaware, our Certificate of Incorporation or our Amended and Restated Bylaws to any stockholder who dissents from this proposal.

Vote Required; Recommendation of our Board of Directors

The affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote at the Annual Meeting on this proposal will be required to approve this proposal. Abstentions will have no effect on the vote.

Our board of directors unanimously recommends a vote “FOR” the amendment to the Certificate of Incorporation to increase the number of authorized Common Stock.

19

EXECUTIVE COMPENSATION

Please see “Proposal 1: Election of Ten Directors” for a brief biography of Donald R. Caldwell, Chief Executive Officer, Anthony R. Verdi, Chief Financial Officer, and Robert J. Oakes, Vice Chairman of the Board of Directors.

Summary Compensation Table

The following table summarizes the compensation paid to, awarded to or earned during the fiscal years ended December 31, 2017 and 2016 by our Principal Executive Officer and each of our three other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 2017 and 2016. The executive officers listed in the table below are referred to in this report as our “named executive officers.” There were no non-equity incentive plan compensation or non-qualified deferred compensation earnings for any of the named executive officers for the fiscal years ended December 31, 2017 and December 31, 2016.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (6)	Stock Awards ($) (7)	Option Awards ($) (9)	All Other Compensation ($) (8)	Total ($)

Donald R. Caldwell (1)	2017	1	-	-	-	7,554	7,555
Chief Executive Officer,	2016	1	-	-	-	9,370	9,371
Chairman of the Board of Directors

David M. Anderson (5)	2017	87,803	-	-	-	24,195	111,998
Chief Executive Officer	2016	-	-	-	-	-	-

Anthony R. Verdi (2)	2017	306,250	50,000	-	-	15,702	371,952
Chief Financial Officer & Chief	2016	300,000	-	-	-	16,296	316,296
Operating Officer

Robert J. Oakes (3)	2017	75,000	50,000	-	-	372,337	497,337
Vice Chairman & Founder of InsPro Technologies, LLC	2016	300,000	50,000	-	-	18,764	368,764

Mark Daley (4)	2017	47,101	-	-	-	127,252	174,353
Chief Revenue Officer of	2016	250,000	-	-	-	6,894	256,894
InsPro Technologies, LLC

David J. Medlock
Senior Vice President - Development	2017	229,402	22,500	-	18,604	12,346	282,852
Solutions Architecture & Technical Services	2016	220,000	22,500	-	-	12,595	255,095
InsPro Technologies, LLC

(1)        Mr. Caldwell served as one of our directors and as one of the Co-Chairman of our board of directors from April 2008 through November 24, 2009, as our Chairman since November 24, 2009 and as our Chief Executive Officer from January 26, 2015, to October 9, 2017. Mr. Caldwell’s compensation received subsequent to October 9, 2017, was that of a non-employee director and is included in the tables and disclosures with all other non employee directors. Mr. Caldwell has assigned all of his compensation to the Co-Investment Fund II, L.P.

(2)        Mr. Verdi was appointed as our Chief Financial Officer on November 10, 2005, Chief Operating Officer on April 1, 2008, interim Principal Executive Officer on June 20, 2008 and Principal Executive Officer on May 18, 2011 and effective January 26, 2015 serves as Chief Financial Officer.

(3)        Mr. Oakes was appointed as President of our subsidiary InsPro Technologies, LLC on October 1, 2007 concurrently with the closing of our acquisition of InsPro Technologies, LLC and from January 26, 2015, through March 26, 2017, served as Vice Chairman of our board of directors. Mr. Oakes resigned as an employee effective June 30, 2017, and his compensation received subsequent to his resignation as a non-employee director is included in the tables and disclosures with all other non employee directors.

20

(4)        Mr. Daley was appointed Chief Revenue Officer of our subsidiary InsPro Technologies, LLC on June 2, 2014. Mr. Daley’s employment terminated effective March 8, 2017, and all amounts owed to Mr. Daley pursuant to his employment agreement were paid to him during 2017.

(5)        Mr. Anderson was appointed Chief Executive Officer on October 9, 2017.

(6)        Mr. Oakes received a $50,000 bonus in 2017 as consideration for his agreement to delay the effective date of his resignation until June 30, 2017. Mr. Verdi received a discretionary bonus of $50,000 in 2017 and Mr. Oakes received a discretionary bonus of $50,000 in 2016, which were both approved by the Company’s board of directors. Mr. Medlock received a $22,500 bonus as part of a stay bonus arrangement in 2016 and 2017.

(7)        There were no stock awards to any of the named executive officers for the fiscal years ended December 31, 2017 and December 31, 2016.

(8)        All other compensation paid to our named executive officers in the fiscal year ended December 31, 2017 consisted of the following:

Name	Payments for Auto and Equipment ($) (a)	Company Paid Health, Life and Disabilitly Insurance ($) (b)	Severance ($)	Company Matching of Employee 401(k) Contributions $ (c)	Post Employment Consulting Fees $ (d)	Reimbursement of Personal Expenses $ (e)	Board of Directors Meeting Fees $ (f)	Total ($)

Donald R. Caldwell	-	-	-	-	-	-	7,554	7,554

David M. Anderson	139	-	-	-	-	24,056	-	24,195

Anthony R. Verdi	12,600	619	-	2,483	-	-	-	15,702

Robert J. Oakes	150	13,835	300,000	752	57,600	-	-	372,337

Mark Daley	100	1,680	125,000	472	-	-	-	127,252

David J. Medlock	600	9,221	-	2,525	-	-	-	12,346

(a)        Payments for automobile and equipment represent monthly allowances for automobile, cell phones and other equipment.

(b)        Company-paid health, life and disability insurance represent the cost of company-paid insurance premiums covering the named executive officers and, in the case of health insurance premiums, their dependents. The Company paid approximately 71% of the health insurance and 100% of the life and disability insurance premiums for the named executive officers. Health insurance premiums vary based on several factors, including the coverage selected and the age of the named executive officer and the number of their covered dependents.

(c)        Company matching of employee 401(k) contributions represents 25% of the employee’s contribution up to 4% of the employee’s compensation, which were fully vested for Messrs. Daley, Verdi, Oakes and Medlock.

(d)         Mr. Oakes received monthly consulting fees of $9,600 in the months of July through December 2017, as a non-employee for sales and marketing management and advisory services.

(e)         Mr. Anderson received $5,000 per month as a personal living allowance in the months of October, November and December of 2017 and a one-time reimbursement of $9,056 for his personal legal expenses incurred by him as a result of negotiating his employment agreement with the Company in accordance with his employment agreement.

(f)         Mr. Caldwell received board and committee meeting fees at the rates specified in the Company’s non employee director compensation plan during from January 1 through October 9, 2017. Mr. Caldwell has assigned all of his compensation to the Co-Investment Fund II, L.P.

21

(9)        Option awards to our named executive officers in the fiscal years ended December 31, 2017 and 2016 consisted of a warrant granted to Mr. Medlock to purchase 25,000 shares of the Company’s Series A convertible preferred stock as listed in the following:

Name	Fiscal Year	Fair Value at Date of Grant ($)	Number of Options Granted (#)	Option Exercise Price ($)	Closing Stock Price on the Date of Grant ($)	Date of Grant	Expected Volatility	Risk Free Interest Rate	Expected Life in Years	Assumed Dividend Yield

Donald R. Caldwell	2017	-	-	-	-	-	-	-	-	-
	2016	-	-	-	-	-	-	-	-	-

David M. Anderson	2017	-	-	-	-	-	-	-	-	-
	2016	-	-	-	-	-	-	-	-	-

Anthony R. Verdi	2017	-	-	-	-	-	-	-	-	-
	2016	-	-	-	-	-	-	-	-	-

Robert J. Oakes	2017	-	-	-	-	-	-	-	-	-
	2016	-	-	-	-	-	-	-	-	-

Mark Daley	2017	-	-	-	-	-	-	-	-	-
	2016	-	-	-	-	-	-	-	-	-

David J. Medlock	2017	18,604	25,000	4.000	0.038	8/16/2017	261%	1.030%	5.000	-
	2016	-	-	-	-	-	-	-	-	-

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for the outstanding equity awards held by our named executive officers for the year ended December 31, 2017. There have been no stock awards granted in 2017.

Option Awards
Name		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
		Exercisable	Unexercisable

Donald R. Caldwell		-	-	-	-	-

David M. Anderson		-	-	-	-	-

Anthony R. Verdi		-	-	-	-	-

Robert J. Oakes		-	-	-	-	-

Mark Daley		-	-	-	-	-

David J. Medlock	(a)	25,000	-	-	4.00	8/16/2022
	(b)	133,333	66,667	-	0.10	3/27/2020

(a)	Warrant to purchase 25,000 shares of the Company’s Series A convertible preferred stock
(b)	An option to purchase 200,000 shares of the Company’s common stock.

22

Compensation Committee Interlocks and Insider Participation

No members of our compensation committee are currently, or have been, employed by us as officers or employees. None of our executive officers currently serve, or in the past three years have served, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our board or compensation committee.

Employment, Severance and Other Agreements

David M. Anderson

On October 9, 2017 the Company and Mr. David M. Anderson entered into a written employment agreement (the “Employment Agreement”) for an initial one-year term, which term shall be automatically extended for successive one-year terms unless either the Company or Mr. Anderson provides notice of non-renewal prior to the expiration of the then current term. Pursuant to the Employment Agreement, Mr. Anderson will receive a base salary of $380,000 per year. Mr. Anderson is eligible to receive an annual bonus for each calendar year, commencing with the 2018 calendar year, based on individual and corporate performance goals established by the Company’s board of directors. The target annual bonus is 100% of Mr. Anderson’s base salary, but for any calendar year may range from 0% to 100% of his base salary based on the board’s determination of the level of achievement of the applicable performance goals. Mr. Anderson is eligible to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as generally made available to other senior executives of the Company. Mr. Anderson is also eligible to receive a bonus in connection with a change in control of the Company, which bonus amount depends upon the net proceeds available for distribution to the Company’s stockholders.

In addition, the Employment Agreement also provides for certain payments and benefits in the event of a termination of his employment under specific circumstances. If, during the term of the Employment Agreement, his employment is terminated by the Company other than for “cause” or death, or by Mr. Anderson for “good reason” (each as defined in the Employment Agreement), he would be entitled to (1) continuation of his base salary at the rate in effect immediately prior to the termination date for 12 months following the termination date, (2) a lump sum payment equal to a pro-rata portion of his annual bonus as calculated based on the number of days worked in the year in which termination occurs, which bonus will be paid at the same time as bonuses are paid to other employees of the Company, and (3) if Mr. Anderson is eligible for and timely elects to receive continued health coverage under the Company’s health plan under COBRA, reimbursement of the cost of continuing coverage of the applicable benefit plans under COBRA until the earlier of (A) the date on which Mr. Anderson first becomes covered by any other equally advantageous health plan and (B) 12 months following the termination date.

Mr. Anderson’s receipt of the termination payments and benefits is contingent upon execution of a general release of any and all claims arising out of or related to his employment with the Company and the termination of his employment.

The Employment Agreement also provides for a monthly allowance equal to $5,000 per month, starting in October 2017 through October 31, 2018, to assist in offsetting Mr. Anderson’s travel commuting to and from his home in North Carolina and for his temporary living expenses in Pennsylvania. Furthermore the Employment Agreement also provides for a reimbursement of his out of pocket relocation expenses incurred through October 31, 2018, up to $25,000.

The Employment Agreement also provides for Mr. Anderson to receive a cash bonus payment as defined in the Employment Agreement (“Bonus Payment”) upon a change in control and the completion of a purchase or acquisition of the Company during the term of the Employment Agreement. The Bonus Payment ranges from $200,000 to $5,150,000 depending on the net proceeds received from the purchase or sale of the Company.

23

The Employment Agreement also provides for a grant of restricted stock to Mr. Anderson (“Restricted Stock Grant”) in the event that the Company sells newly issued stock or the stockholders of the Company sell their stock that represents 10% or more of the fully-diluted outstanding stock of the Company during the term of the Employment Agreement (a “Qualifying Event”). The Restricted Stock Grant will be of the same class of the Company’s stock as issued or sold in the Qualified Event. The number of shares in the Restricted Stock Grant will be determined based on 3% of the excess of the enterprise value of the Company as defined in the Employment Agreement over $30,000,000. The Restricted Stock Grant will vest annually in three substantially equal installments starting on the first anniversary of the Restricted Stock Grant. The Restricted Stock Grant shall become fully vested upon a change in control, or Mr. Anderson’s termination without cause, or his resignation for good reason, each as defined in the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Anderson has also agreed to customary restrictions with respect to the disclosure and use of the Company’s confidential information, and has agreed that work product or inventions developed or conceived by him while employed with the Company relating to its business is the Company’s property. In addition, during the term of his employment and for the 18 month period following his termination of employment for any reason, other than his termination without “cause” or his resignation for “good reason” (each as defined in the Employment Agreement), Mr. Anderson has agreed not to (1) perform services on behalf of a competing business which was the same or similar to the types services he was authorized, conducted, offered or provided to the Company, (2) solicit, seek to employ, or seek to retain any of the Company’s employees, independent contractors or outside agents of the Company, or (3) make any written or oral statements that are maliciously false or defamatory about the Company.

Donald R. Caldwell

Our board of directors appointed Mr. Caldwell Chief Executive Officer and Chairman of our board of directors on January 26, 2015, with an annual salary of $1. Mr. Caldwell resigned as Chief Executive Officer on October 9, 2017 and as an employee effective with the appointment of Mr. Anderson as the Company’s Chief Executive Officer.

Anthony R. Verdi

Pursuant to an amended and restated employment agreement Mr. Verdi serves as our Chief Financial Officer and Chief Operating Officer. His amended and restated employment agreement automatically renewed for a one year term on March 31, 2017, and, if not terminated, will automatically renew for one year periods. His annual base salary was $225,000 per year from March 31, 2008 through May 30, 2011 and was then increased by the board of directors to $250,000 effective June 1, 2011, increased to $300,000 effective November 1, 2015 and increased to $325,000 effective October 1, 2017. He is entitled to receive bonus compensation as a majority of our board of directors may determine from time to time.

In the event of Mr. Verdi’s termination without cause or for good reason, he or his estate would receive his then current base annual salary, plus unpaid accrued employee benefits, which is primarily accrued vacation, plus the continuation of his employee benefits for a period of 18 months, less all applicable taxes. In the event of his voluntary termination, death or disability, he or his estate would receive unpaid accrued employee benefits, plus the continuation of his employee benefits for a period of one month, less all applicable taxes.

David J. Medlock

Pursuant to an employment agreement Mr. Medlock serves as our Senior Vice President of Development, Solutions Architecture and Technical Services. His employment agreement automatically renewed for a one year term on March 27, 2018, and, if not terminated, will automatically renew for one year periods. His annual base salary was $180,000 per year from March 27, 2015 through July 1, 2015, was then increased to $210,000 effective July 1, 2015, was then increased to $220,000 effective November 1, 2015, was then increased to $235,000 effective August 16, 2017, and was then increased to $240,000 effective October 1, 2017. He is entitled to receive such bonus compensation programs available to executive employees of the Company and InsPro Technologies, LLC.

In the event of Mr. Medlock’s termination without cause or for good reason, he or his estate would receive his then current base annual salary, plus unpaid accrued employee benefits, which is primarily accrued vacation, for a period of 6 months, less all applicable taxes. In the event of his voluntary termination, death or disability, he or his estate would receive unpaid accrued employee benefits, plus the continuation of his employee benefits for a period of one month, less all applicable taxes.

24

Pursuant to a letter agreement dated January 27, 2015, Mr. Medlock was entitled to receive retention bonuses in the amount of $22,500, $22,500 and $45,000 payable to him on January 31, 2016, 2017 and 2018, respectively, net of applicable taxes.

Robert J. Oakes

Pursuant to an amended and restated employment agreement with InsPro Technologies, LLC, Mr. Oakes served as Vice Chairman of the board of directors. Pursuant to his employment agreement, his annual base salary was $250,000 per year through September 30, 2011. On April 7, 2011, Mr. Oakes received an increase in his base compensation pursuant to his employment agreement to $300,000 retroactive to July 1, 2010, upon InsPro Technologies, LLC’s achievement of one calendar quarter of positive operating cash flow, which occurred during the calendar quarter ended March 31, 2011. Mr. Oakes was entitled to bonus compensation equal to 100% of the InsPro Technologies, LLC’s net income up to a maximum of $100,000 in 2010 and $100,000 in 2011. Mr. Oakes is entitled to such fringe benefits as are available to other executives of the Company. Mr. Oakes employment agreement was automatically extended for an additional one year term on March 25, 2014 and annually, automatically extended each year through March 25, 2017. On April 19, 2017, Mr. Oakes provided written notice of his resignation effective May 19, 2017. The Company and Mr. Oakes subsequently agreed to extend the effective date of his resignation to be June 30, 2017.

Pursuant to Mr. Oakes employment agreement Mr. Oakes’s or his estate will receive his $300,000 base annual salary for a period of 12 months, plus the continuation of his employee benefits for a period of 18 months, less all applicable taxes. Also pursuant to Mr. Oakes employment agreement, he is subject to a non-competition and non-solicitation provision for a period starting June 30, 2017 through June 30, 2018.

Mark Daley

Mr. Daley served as InsPro Technologies, LLC’s Chief Revenue Officer from June 2, 2014 until March 8, 2017. His employment agreement commenced for a one year term on November 15, 2015, was automatically renewed on November 15, 2016, and was terminated effective March 8, 2017. His annual base salary was $200,000 per year from June 2, 2014 through January 31, 2015 and was then increased by the board of directors to $250,000 effective February 1, 2015. Pursuant to his employment agreement, his annual base salary was $250,000 per year.

As a result of Mr. Daley’s termination without cause he received his then current base annual salary, plus unpaid accrued employee benefits, which is primarily accrued vacation, for a period of six months from his termination, less all applicable taxes during 2017.

Mr. Daley was entitled to variable incentive compensation based on a percentage of new sales pursuant to a written variable compensation arrangement with InsPro Technologies, LLC.

Pursuant to Mr. Daley’s employment agreement, he was subject to a non-competition and non-solicitation provision during the term of his employment agreement and for a period of six months following his termination.

25

Compensation of Directors

The following table sets forth information concerning the compensation of all individuals who served on our board of directors during the fiscal year ended December 31, 2017. There were no option awards and no non-equity incentive plan compensation or nonqualified deferred compensation earnings paid to any of our directors for the year ended December 31, 2017. Directors who are employees receive no additional or special compensation for serving as directors. All compensation for Messrs. Caldwell, Oakes and Verdi is included in the Summary Compensation Table with the exception of Mr. Caldwell’s compensation as a non employee director subsequent to October 9, 2017. Mr. Caldwell was appointed Chief Executive Officer of the Company on January 26, 2015 until his resignation as Chief Executive Officer in conjunction with the appointment of David M. Anderson as Chief Executive Officer on October 9, 2017. Messrs. Tecce and Caldwell have assigned all of their compensation to The Co-Investment Fund II, L.P. Messrs. Tecce and Caldwell are stockholders, directors and officers of Co-Invest II Capital Partners, Inc., which is the general partner of Co-Invest Management II, L.P., which is the general partner of The Co-Investment Fund II, L.P.

Name		Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Total ($)

Michael Azeez		3,000	-	-	3,000

Donald R. Caldwell	(2)	2,000	-	-	2,000

John Harrison	(5)	4,500	-	-	4,500

Kenneth Harvey		6,000	-	-	6,000

Alan Krigstein	(3)	1,500	-	-	1,500

Robert J. Oakes	(4)	3,000	-	-	3,000

Sanford Rich		8,000	-	-	8,000

L.J. Rowell		7,500	-	-	7,500

Paul Soltoff	(6)	6,000	-	-	6,000

Frederick Tecce	(2)	6,000	-	-	6,000

Edmond Walters		1,500	-	-	1,500

(1)	Represents board and committee meeting fees paid to our directors under our Non-Employee Director Compensation Plan.

(2)	Messrs. Caldwell and Tecce have assigned all of their board compensation to The Co-Investment Fund II, L.P.

(3)	Mr. Krigstein had assigned his equity compensation to Independence Blue Cross, LLC and he had declined all cash compensation through October 30, 2017.

(4)	Mr. Oakes became a non-employee director of the Company effective with his June 30, 2017 resignation as an employee. Mr. Oakes resigned from our board of directors on March 26, 2018.

(5)	Mr. Harrison resigned from our board of directors on April 2, 2018.

(6)	Mr. Soltoff resigned from our board of directors on March 1, 2018.

26

The following table sets forth information concerning the aggregate number of options and warrants available, which are options or warrants issued, outstanding and exercisable, for non-employee directors as of December 31, 2017.

Aggregate Number of Options/Warrants Available as of December 31, 2017

Michael Azeez (b)	30,000

Donald Caldwell (a)	-

John Harrison (b)	30,000

Kenneth Harvey (b)	300,000

Alan Krigstein (c)	-

Robert J. Oakes	-

Sanford Rich (b)	30,000

L.J. Rowell (b)	30,000

Paul Soltoff (b)	30,000

Frederick Tecce (a)	-

Edmond Walters (b)	30,000

(a)	Messrs. Caldwell and Tecce have assigned all of their board compensation to The Co-Investment Fund II, L.P.

(b)	Represents warrants to purchase shares of the Company’s Series B Convertible Preferred Stock.

(c)	Mr. Krigstein has assigned his equity compensation to Independence Blue Cross, LLC.

Director Compensation Plan

Directors who are employees receive no additional or special compensation for serving as directors. Non- employee directors receive the following compensation under the terms of our Non Employee Director Compensation Plan, which was amended on December 13, 2011, to remove all equity compensation and annual cash retainer components from the plan and to increase the per board meeting cash fee effective January 2, 2012:

The compensation of the Company’s non-employee directors is as follows:

•	$1,500 meeting fee for each director for each meeting of the board attended in person or via conference telephone.

•	$500 meeting fee for each committee member for each meeting of a committee of the board, attended in person or via conference telephone.

We also purchase directors’ and officers’ liability insurance for the benefit of our directors and officers as a group. We reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or its committees in accordance with the Company’s expense reimbursement policies in effect from time to time. No fees are payable to directors for attendance at specially called meetings of the board.

27

NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT OR ANY PORTION OF THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT INSPRO TECHNOLOGIES CORPORATION SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF THE AUDIT COMMITTEE

Our board of directors established an audit committee in January 2006, which was reconstituted in July 2006 to comply with the independence and other requirements under NASDAQ listing standards. Effective July 2006, our board of directors also adopted a written charter for the audit committee. Our audit committee oversees our financial reporting process on behalf of our board of directors.

Our audit committee has reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement of Accounting Standards 61 (Codification of Statements on Auditing Standards), as may be modified or supplemented, and their judgments as to the acceptability of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.

Our audit committee has received from and discussed with Assurance Dimensions, Inc. the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The board of directors also discussed with Assurance Dimensions, Inc. any matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees).

Our audit committee reviewed and discussed with management the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. In reliance on these reviews and discussions, our audit committee determined that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Respectfully submitted,

By the Audit Committee of the Board of Directors

Donald R. Caldwell

Sanford Rich

L. J. Rowell

July 11, 2018

28

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than ten percent of our common stock to file reports of beneficial ownership and changes in beneficial ownership of our common stock and any other equity securities with the Securities and Exchange Commission. Executive officers, directors, and persons who own more than ten percent of our common stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of Forms 3, 4 and 5 furnished to us, or representations from certain reporting persons that no Forms 3, 4 or 5 were required to be filed by such persons, we believe that all of our executive officers, directors and persons who own more than ten percent of our common stock complied with all Section 16(a) filing requirements applicable to them.

STOCKHOLDER PROPOSALS – 2019 Annual Meeting

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with rules and regulations adopted by the Securities and Exchange Commission by mailing the proposals to InsPro Technologies Corporation, 1510 Chester Pike, Suite 400, Eddystone, Pennsylvania 19022, Attn: Assistant Secretary.

Pursuant to our bylaws, in order for a stockholder proposal (other than a director nomination) to be considered at an annual meeting, the proposal must be delivered to our secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; however, if the annual meeting of stockholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year’s annual meeting, in order to be timely, a stockholder proposal must be delivered not later than the close of business on the 10th day following the earlier of the day on which notice of the date of such meeting was mailed or public disclosure was made. Accordingly, in order for a stockholder proposal (other than a director nomination) to be considered at our 2019 Annual Meeting of Stockholders, we must receive the proposal between April 17, 2019 and May 17, 2019 (inclusive) unless the date of our 2019 Annual Meeting of Stockholders meeting is advanced more than 30 days prior to or delayed more than 30 days after August 16, 2019.

Other deadlines apply to the submission of stockholder proposals for the 2019 Annual Meeting of Stockholders that are not required to be included in our proxy statement under Securities and Exchange Commission rules. With respect to stockholder proposals relating to director nominations, see Stockholder Communications to our Board of Directors on page 14 of this proxy statement. With respect to other stockholder proposals for the 2019 Annual Meeting, the deadline under regulations adopted by the Securities and Exchange Commission is May 27, 2019 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after this deadline, our proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2019 Annual Meeting of Stockholders.

OTHER MATTERS

Our board of directors is not aware of any other matter not set forth herein that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxies to vote the Shares represented thereby in accordance with the recommendation of our board of directors on such matters.

Upon written request to InsPro Technologies Corporation, 1510 Chester Pike, Suite 400, Eddystone, Pennsylvania 19022, Attn: Assistant Secretary, we will provide, without charge, to any stockholder solicited hereby, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the financials and the schedules thereto.

By Order of the Board of Directors,

Donald R. Caldwell
Chairman of the Board of Directors

Dated: July 11, 2018

29

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000385416_1 R1.0.1.17 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 David M. Anderson 02 Michael Azeez 03 Donald R. Caldwell 04 Kenneth Harvey 05 Alan Krigstein 06 Sanford Rich 07 L.J. Rowell 08 Frederick Tecce 09 Anthony R. Verdi 10 Edmond J. Walters INSPRO TECHNOLOGIES CORPORATION 1510 CHESTER PIKE SUITE 400 EDDYSTONE, PA 19022 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 08/14/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 08/14/2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the appointment of Assurance Dimensions, Inc. as Inspro Technologies Corporation`s independent registered public accountants for the fiscal year ending December 31, 2018. 3 To vote upon an Amendent to our certificate of Incorporation, as Amended, to increase the number of authorized common stock from 500,000,000 To 750,000,000. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000385416_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . INSPRO TECHNOLOGIES CORPORATION Annual Meeting of Stockholders August 15, 2018 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Anthony R. Verdi with full power of substitution, to appear on behalf of the undersigned and to vote all shares of common and Preferred stock owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held at the Company's offices located at 1510 Chester Pike, Suite 400, Eddystone, Pennsylvania on August 15, 2018, 10:00 a.m. local time. and at any adjournment or postponement thereof, upon all subjects that may properly come before the Annual Meeting, including the matters described in the notice of the 2018 Annual Meeting and proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card, hereby revoking any and all proxies hereby given. These proxies will vote FOR the proposal to elect to our board of directors the Ten nominees listed in the proxy statement and FOR the proposal, to ratify the appointment of Assurance Dimensions, Inc. as our independent registered public accountants and FOR an amendment to our certificate of Incorporation, as amended, to increase the number of authorized common stock from 500,000,000 to 750,000,000, as described in the proxy statement if the applicable boxes are not marked, and, in their discretion, on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof. If the applicable boxes are marked and this proxy card is properly executed, the proxies will be voted as directed. The proxies are also authorized to vote upon all other matters as may properly come before the meeting or any adjournment or postponement thereof, utilizing their own discretion as set forth in the notice of the 2018 Annual Meeting and the proxy statement. Continued and to be signed on reverse side